Exhibit 99.(i)(61)

CONSENT OF K&L GATES LLP

We hereby consent to the reference to our firm under the headings “Fund Service Providers” in the Prospectus and “Miscellaneous Information—Counsel” in the Statement of Additional Information comprising a part of Post-Effective Amendment No. 285 to the Form N-1A Registration Statement of PowerShares Exchange-Traded Fund Trust II, File No. 333-138490.  We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ K&L Gates LLP
Chicago, Illinois
January 11, 2012